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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

Insituform Technologies, Inc.
Memphis, Tennessee

     We hereby consent to the use in the Joint Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated March 7, 1994 (except as to Note 13 which is dated August 24, 1994), relating to the combined financial statements of Gelco Insituform/NuPipe Entities as of December 31, 1993 and 1992 and for each of the two years in the period ended December 31, 1993, which is contained in the Joint Proxy Statement/Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Joint Proxy Statement/Prospectus.

                                          /s/ ALDRICH, KILBRIDE & TATONE

                                          --------------------------------------
                                          ALDRICH, KILBRIDE & TATONE

Salem, Oregon
September 15, 1995